Exhibit 99.1
Veradermics Reports Second Quarter 2026 Financial Results and Highlights Recent Corporate and Clinical Progress

Positive topline results from open-label Phase 2 Study ‘207’ evaluating VDPHL01 in female pattern hair loss demonstrated rapid onset and consistent hair growth
Completion of patient enrollment for Phase 2/3 Study ‘306’, a 556 participant, registration-directed trial evaluating VDPHL01 in female pattern hair loss, marking a milestone in the development of the potential first oral prescription treatment for women; topline readout anticipated in 1H27
VDPHL01 has the potential to be the first extended-release oral minoxidil therapy for women and men with pattern hair loss, a condition affecting an estimated 30 million women and 50 million men in the United States
Company remains on track to deliver multiple data milestones in 2H26 for its male pattern hair loss trials, including 12-month data from Phase 2/3 Study ‘302’ and topline data from confirmatory Phase 3 Study ‘304’
Cash, cash equivalents and marketable securities of $819.9 million as of June 30, 2026, expected to fund operations into 2030 through multiple Phase 3 readouts and potential commercial launch of VDPHL01
NEW HAVEN, Conn.--(BUSINESS WIRE)—August 11, 2026 Veradermics, Incorporated (NYSE: MANE), a dermatologist-founded, late-stage biopharmaceutical company focused on developing innovative therapeutics for pattern hair loss, today reported financial results for the second quarter ended June 30, 2026, and highlighted recent corporate and clinical progress.
“In the second quarter of 2026, we made significant advancements in the development of VDPHL01 for female pattern hair loss, supporting key milestones for the program. The positive Phase 2 results from Study ‘207’ marked the first successful clinical demonstration of an oral treatment for female pattern hair loss in the United States and increased our conviction in VDPHL01 as a potential treatment for women as we advance toward registration-directed topline data from the now fully enrolled Phase 2/3 Study ‘306’ in the first half of 2027," said Reid Waldman, M.D., Chief Executive Officer of Veradermics. "With enrollment in Study ‘306’ now complete, we look forward to a catalyst-rich remainder of 2026 as we progress toward topline data from the confirmatory Phase 3 Study ‘304’ in men and 12-month data from Study ‘302’, both anticipated in the second half of 2026. Veradermics remains well capitalized to execute

Exhibit 99.1
against these milestones while continuing preparations for a potential commercial launch, with the goal of establishing VDPHL01, if approved, as a foundational treatment for women and men living with pattern hair loss."
Recent Business Highlights and 2026 Anticipated Milestones
VDPHL01 Registrational Program for Men and Women with Pattern Hair Loss (“PHL”)
•Positive Topline Results from Phase 2 Study ‘207’ in Female Pattern Hair Loss: In July 2026, Veradermics announced positive topline results from its open-label Phase 2 clinical trial (Study ‘207’) evaluating VDPHL01, a proprietary extended-release oral minoxidil formulation, in women with mild-to-moderate pattern hair loss. Among participants who received VDPHL01 4.5 mg once (QD) or twice (BID) daily for six months, VDPHL01 demonstrated rapid onset of activity, consistent response across participants, and increases in hair count while being generally well tolerated. Participants achieved a mean increase in non-vellus target area hair count (TAHC) of 22.7 hairs/cm² (QD) and 23.3 hairs/cm² (BID) at Month 6, and 88.9% (QD) and 90.0% (BID) of participants achieved ‘improved’ or ‘much improved’ hair coverage on the Androgenetic Alopecia Impact Rating Scale (AAIRS) at Month 6. No treatment-related serious adverse events (SAEs) and no adverse events of special interest (AESIs) of cardiac origin were observed. These results were observed on the same endpoints being evaluated in the registration-directed Phase 2/3 Study ‘306’.
•Patient Enrollment Complete in Study ‘306’ in Females with PHL; Topline Data Anticipated in 1H27: Veradermics has completed enrollment of Study ‘306’, a Phase 2/3 multi-center, randomized, double-blind, placebo-controlled study evaluating the safety and efficacy of VDPHL01 at two dose regimens (4.5 mg once-daily and twice-daily) over 52 weeks in 556 female participants with mild-to-moderate pattern hair loss. The co-primary endpoints are change in non-vellus hair count and patient-reported hair coverage benefit at 24 weeks. Study ‘306’ is the first registration-directed trial evaluating an oral therapy specifically for women with pattern hair loss in the United States. The Company expects to report topline data in the first half of 2027.
•Phase 3 Study ‘304’; Topline Data Anticipated in 2H26: Topline data from Study ‘304’, a confirmatory Phase 3 trial evaluating the safety and efficacy of VDPHL01 in the treatment of male pattern hair loss, are expected in the second half of 2026. Across Study ‘302’ and Study ‘304’, more than 1,000 male participants received VDPHL01 or placebo, representing one of the largest registrational programs conducted to date in pattern hair loss.
•Progress in Study ‘302’; 12-Month Data Anticipated in 2H26: In April 2026, Veradermics reported positive topline data from Part A of Study ‘302’, a four-arm, multicenter, randomized, double-blinded, placebo-controlled Phase 2/3 clinical trial

Exhibit 99.1
evaluating VDPHL01 8.5 mg in males with mild-to-moderate pattern hair loss. Twelve-month data from Study ‘302’ are anticipated in the second half of 2026.
Corporate
•Strengthened Balance Sheet: Veradermics raised approximately $472.0 million in aggregate gross proceeds in May 2026 through its follow-on offering and concurrent private placement subsequent to the initial public offering in February of 2026. These proceeds, together with existing cash, cash equivalents and marketable securities, are expected to support Veradermics’ current operating plans into 2030, including multiple anticipated Phase 3 readouts and the potential commercial launch of VDPHL01, if approved.
Second Quarter 2026 Financial Results
•Cash Position: Cash, cash equivalents, and marketable securities totaled $819.9 million as of June 30, 2026 including net proceeds from our follow-on offering completed in the second quarter 2026.
•R&D Expenses: Research and development (R&D) expenses were $18.6 million for the quarter ended June 30, 2026, as compared with $14.3 million for the quarter ended June 30, 2025. The increase in R&D expenses of $4.3 million was primarily due to increases in clinical development and other development expenses of VDPHL01 and an increase in payroll and personnel-related costs, including stock-based compensation and increased headcount, as compared to the same period in the prior year.
•G&A Expenses: General and administrative (G&A) expenses were $10.9 million for the quarter ended June 30, 2026 as compared with $1.7 million for the quarter ended June 30, 2025. The increase in G&A expenses of $9.2 million was primarily due to an increase in payroll and personnel-related costs, including stock-based compensation and increased headcount, commercial readiness costs related to VDPHL01 and other professional fees, as compared to the same period in the prior year.
•Net Loss: Net loss was $23.5 million for the second quarter of 2026, as compared to a net loss of $15.6 million for the second quarter of 2025.
About VDPHL01
VDPHL01 (extended-release minoxidil tablet) is a proprietary investigational, oral non-hormonal drug in Phase 3 development for pattern hair loss in both women and men. VDPHL01 leverages extended-release technology to deliver a minoxidil product with the potential for improved efficacy and safety. The proprietary extended-release formulation utilizes a gel matrix designed to deliver long-lasting, steady release of minoxidil for sustained absorption. VDPHL01 has been shown to avoid the high peak concentrations of immediate-release oral minoxidil, while extending time above the minimum hair growth threshold to increase time for hair to grow. If approved, VDPHL01 would be the only FDA-approved oral non-hormonal treatment for pattern

Exhibit 99.1
hair loss in both male and female patients. VDPHL01 is protected by a broad library of patents and patent applications related to the key innovations of VDPHL01. The earliest expiring patent term is 2043.
About Veradermics, Inc.
Veradermics is a dermatologist-founded, late clinical-stage biopharmaceutical company focused on developing innovative therapeutics for pattern hair loss. Veradermics aims to develop a focused portfolio of aesthetic dermatology product candidates targeting high-prevalence dermatologic conditions, with potential selective development of medical dermatology product candidates. Its lead program, VDPHL01, is being developed as an oral, non-hormonal treatment for men and women with pattern hair loss, to reduce the barriers to wide adoption of chronic hair loss therapy and potentially transform pattern hair loss treatment. VDPHL01 is an oral, extended-release proprietary formulation of minoxidil, a proven hair growth agent, designed to maximize minoxidil’s impact on hair restoration while minimizing the risk of cardiac activity. For additional information, visit www.veradermics.com and follow us on LinkedIn and Instagram.
Forward-Looking Statements
This press release contains forward-looking statements, which involve risks, uncertainties and contingencies, many of which are beyond the control of Veradermics, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements regarding the perceived efficacy of VDPHL01; the timing of reporting additional clinical results, including anticipated data from Studies ‘302’, ‘304’ and ‘306’; the clinical profile of VDPHL01, including its safety profile; VDPHL01’s potential to become the first FDA-approved oral treatment for pattern hair loss; our cash runway and whether our current cash-on-hand will be sufficient to support Phase 3 completion and launch; and the scope and duration of patent protection for VDPHL01. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including: Veradermics’ limited operating history with no products approved for commercial sale; Veradermics’ incurrence of substantial losses since its inception, anticipation of incurring substantial and increasing losses for the foreseeable future and need for substantial additional financing to achieve its goals; Veradermics’ anticipation that its success will depend on the approval and successful commercialization of VDPHL01, which is its lead product candidate, and if Veradermics is unable to obtain regulatory approval for, and successfully commercialize, VDPHL01, or any other current or future product

Exhibit 99.1
candidates, or experience significant delays in doing so, its business will be materially harmed; the risk that adverse events or undesirable side effects are caused by Veradermics’ product candidates; competition from other companies; and other risks and uncertainties identified in the “Risk Factors” section of Veradermics’ Annual Report on Form 10-K, for the period ended December 31, 2025, and subsequent filings with the U.S. Securities and Exchange Commission. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual future results, levels of activity, performance and events and circumstances could differ materially from those projected in the forward-looking statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond Veradermics’ control, these forward-looking statements should not be relied upon as guarantees of future events. Moreover, Veradermics operates in an evolving environment. New risks and uncertainties may emerge from time to time, and management cannot predict all risks and uncertainties. These forward-looking statements speak only as of the date of this press release, and Veradermics undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
Contacts
Media:
Catherine Collier Kyroulis
Media@veradermics.com
(917) 886-5586

Investors:
Investors@veradermics.com

Exhibit 99.1
VERADERMICS, INC.

Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2026	2025	2026	2025
Operating expenses:
Research and development	$18,607	$14,329	$39,532	$25,776
General and administrative	10,946	1,744	19,883	3,212
Total operating expenses	29,553	16,073	59,415	28,988
Loss from operations	(29,553)	(16,073)	(59,415)	(28,988)
Other income:
Interest income	4,838	103	7,319	585
Other income	1,213	325	1,362	358
Total other income, net	6,051	428	8,681	943
Loss before income taxes	(23,502)	(15,645)	(50,734)	(28,045)
Income tax benefit	—	—	—	—
Net loss	$(23,502)	$(15,645)	$(50,734)	$(28,045)

Exhibit 99.1

VERADERMICS, INC.

Condensed Balance Sheets
(Unaudited)

	As of June 30,	As of December 31,
(in thousands)	2026	2025
Cash, cash equivalents, and marketable securities	$819,894	$141,862
Total assets	825,735	152,619
Total liabilities	12,122	9,156
Total stockholders' equity and redeemable convertible preferred stock	813,613	143,463